CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Form S-3 (the "Registration Statement") of our reports dated March 12, 2008 relating to the financial statements and financial statement schedules of MONY Life Insurance Company of America (the "Company"), which reports appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in the Prospectuses. We also consent to the reference to us under the headings "Financial statements" and "Statement of Additional Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
New York, New York
November 13, 2008